NEWS RELEASE for April 26, 2007 at 8:00AM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
Revenues Increased 40 Percent; Income Before Taxes Increased 47 Percent

        BURLINGTON, MA (April 26, 2007) … Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the first quarter ended March 31, 2007. Revenues for the quarter ended March 31, 2007 were $31.5 million, which represents a 40 percent increase over the $22.5 million reported in the first quarter of 2006. Product revenues increased to $27.4 million, a 34 percent increase over the $20.4 million in the first quarter of 2006. Gross margin from product revenues was 69 percent for the first quarter of 2007 compared to 74 percent (which included a net positive adjustment to cost of product revenues of $617,000) for the first quarter of 2006. The Company reported income before taxes of $9.5 million for the first quarter of this year, a 47 percent increase over the $6.5 million for the first quarter of last year.

        The Company had a cash tax rate of 6 percent and an effective book tax rate of 38 percent for financial statement purposes for the first quarter of 2007 versus a cash tax rate and an effective book tax rate of 3 percent for the prior year’s first quarter. The Company reported net income of $5.9 million, or $0.30 per diluted share for the first quarter of this year, versus net income of $6.2 million, or $0.31 per diluted share for the first quarter of 2006. Non-GAAP net income, which includes adjustments to cost of product royalties and selling and marketing for the first quarter of 2006 and excludes non-cash taxes for the first quarter of 2007 and 2006, was $8.9 million, or $0.46 per diluted share, for the first quarter of 2007 compared with $5.9 million, or $0.30 per diluted share, in the prior year's first quarter. Please refer to the financial statements included in this news release for a reconciliation of GAAP results to non-GAAP results for the three months ended March 31, 2007 and 2006. The Company also strengthened its balance sheet since the first quarter of last year, including increasing its cash and investments from $51 million to $108 million.

        Chief Executive Officer Joseph P. Caruso commented, “This has been an exciting and rewarding quarter for Palomar. Market acceptance of our new product offerings continues to grow. We believe this is a direct result of our reputation for providing leading-edge technology, expandable platform systems and outstanding product reliability.

        Mr. Caruso continued, “We remain committed to advancing our aesthetic products to meet the demands of the market in ways that are cost effective and upgradeable for our customers. At the 2007 American Academy of Dermatology and American Society for Laser Medicine and Society meetings, the Company unveiled the new StarLux(R) 500 Laser and Pulsed Light System and six new application handpieces. Our newest product additions, like those in the past, complement our business model by increasing the number of expansion opportunities through additional versatile, innovative systems and handpieces.”

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Use of Non-GAAP Financial Measures

        To supplement Palomar’s consolidated financial statements presented in accordance with GAAP, this news release uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP net income and non-GAAP diluted earnings per share. For the three months ended March 31, 2007, these non-GAAP measures exclude the non-cash income tax expense of $3.0 million. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this news release may be different from, and therefore not comparable to, similar measures used by other companies. For more information on these non-GAAP financial measures, please see the non-GAAP data included below. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. Palomar’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results. Palomar believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Palomar’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Palomar’s historical performance and our competitors’ operating results. Palomar believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (800) 561-2813 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 18902607 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women. Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

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        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections (including future tax benefit from the Company’s NOLs and future effective tax rates). These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Product revenues	$27,398,545	$20,389,770
Royalty revenues	2,684,554	645,001
Funded product development revenues	1,435,080	1,419,774

Total revenues	31,518,179	22,454,545

Costs and expenses:
Cost of product revenues	8,618,388	5,315,483
Cost of royalty revenues	1,073,822	258,000
Research and development	4,303,342	3,545,206
Selling and marketing	6,275,988	5,437,635
General and administrative	3,144,090	2,020,738

Total costs and expenses	23,415,630	16,577,062

Income from operations	8,102,549	5,877,483

Interest income	1,366,299	576,025

Income before income taxes	9,468,848	6,453,508

Provision for income taxes - cash	568,131	186,894
Provision for income taxes - non-cash	3,030,031	22,845

Net income	$5,870,686	$6,243,769

Net income per share:
Basic	$0.32	$0.36

Diluted	$0.30	$0.31

Weighted average number of shares outstanding:
Basic	18,129,429	17,270,700

Diluted	19,421,397	19,901,069

Non-GAAP data:

Income before income taxes	$9,468,848	$6,453,508
Cost of product revenues: Royalty adjustment	--	(763,000)
Cost of product revenues: Inventory write-down	--	146,000
Selling and marketing: Demo inventory write-off	--	230,000

Non-GAAP Income before income taxes	9,468,848	6,066,508

Provision for income taxes	3,598,162	209,739
Provision for income taxes - non-cash	(3,030,031)	(22,845)
Tax effect related to one-time events	--	(11,208)

Non-GAAP Provision for income taxes	568,131	175,686

Non-GAAP Net income	$8,900,717	$5,890,822

Non-GAAP Diluted net income per share	$0.46	$0.30

Diluted weighted average number of shares outstanding	19,421,397	19,910,069

— more — Palomar — Page 5 Consolidated Balance Sheets (Unaudited)
	March 31, 2007	December 31, 2006
Assets

Current assets:
Cash and cash equivalents	$26,087,466	$36,817,257
Available-for-sale investments, at market value	81,898,218	67,351,822
Accounts receivable, net	17,923,203	15,443,053
Inventories	13,130,192	11,011,710
Deferred tax asset	4,627,849	7,595,000
Other current assets	1,103,933	1,702,263

Total current assets	144,770,861	139,921,105

Property and equipment, net	1,246,352	1,129,985

Other assets	111,074	111,074

Total assets	$146,128,287	$141,162,164

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$3,922,221	$2,263,029
Accrued liabilities	10,999,349	15,798,076
Deferred revenue	6,135,716	5,969,397

Total current liabilities	21,057,286	24,030,502

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 18,264,273 and 18,063,103 shares,	182,647	180,631
Additional paid-in capital	192,004,338	189,937,701
Accumulated deficit	(67,115,984)	(72,986,670)

Total stockholders' equity	125,071,001	117,131,662

Total liabilities and stockholders' equity	$146,128,287	$141,162,164

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